                                                                Exhibit 99.4

                   [Member Letter--Pocahontas Federal letterhead]

                                                             _____________, 1998

Dear Member:

     I am pleased to inform you that the Boards of Directors of Pocahontas Federal Savings and Loan Association (the "Bank") and Pocahontas Federal Mutual Holding Company (the "MHC") have adopted a Plan of Conversion and Reorganization (the "Plan of Conversion"). Pursuant to the Plan of Conversion, the Bank will become a subsidiary of a newly formed stock holding company, Pocahontas Bancorp, Inc. (the "Company"). Additionally, the existing stockholders of the Bank (other than the MHC) will be issued shares of the Company's common stock in exchange for their shares of the Bank's common stock (the "Exchange"). The Exchange will result in those shareholders owning in the aggregate approximately the same percentage of the Company as they had owned in the Bank, subject to certain adjustments. In addition to the shares of Company common stock to be issued in the Exchange, the Company is also offering up to 2,875,000 shares of common stock to the MHC's members, the Bank's stockholders and members of the public (collectively, the "Conversion"). Consummation of the Plan of Conversion is subject to (i) the approval of the members of the MHC, (ii) the approval of the stockholders of the Bank and (iii) various regulatory approvals.

     Upon completion of the Conversion, your deposits and loans with the Bank will continue to be deposits and loans with the Bank; there will be no change in the balance, interest rate or maturity of deposits or loans because of this restructuring. Your deposits will continue to be insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law and to the same extent as prior to the Conversion.

     We are asking depositors of the Bank as of January 21, 1998, the voting record date, as well as borrowers of the Bank as of both _____, 1996 and January 21, 1998, and who continue to be depositors and borrowers as of the Special Meeting, to vote FOR the Plan of Conversion. If you and/or members of your family have multiple accounts with the Bank, you may receive more than one proxy mailing. Federal regulations do not allow the combining of accounts unless they represent identical forms of ownership. Please vote all proxy cards found in the front of the mailing envelope and return them today in the enclosed postage-paid envelope, even if you plan to attend the meeting. Your vote FOR the Plan of Conversion will not require you to buy any stock. A Proxy Statement relating to the Plan of Conversion is enclosed.

     As part of this process, the Company is offering shares of its common stock in accordance with federal regulations. You may take advantage of your nontransferable right to purchase shares directly from the Company, without commissions or fees. We have enclosed a package of information, including a Prospectus, which will help you learn more about investing in the Company's common stock. Please read and review the materials carefully before making an investment decision. A properly executed Stock Order and Certification Form and payment must be received at the Stock Center or one of the branches of Pocahontas Federal by 12:00 noon, Central Time, on March __, 1998.

     If you have any questions about the Conversion, please call (   )    -
 or stop by the Stock Center in the Bank's executive offices located at 203 West Broadway in Pocahontas between ____ a.m. and ____ p.m., Central Time, Monday through Friday.

     Thank you for giving these matters your attention and timely consideration.

Sincerely,


Skip Martin
President and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the Stock Order Form.

               [Closed Account Letter--Pocahontas Federal Letterhead]


                                                       ______________, 1998

Dear Friend:

     I am pleased to inform you that the Boards of Directors of Pocahontas Federal Savings and Loan Association (the "Bank") and Pocahontas Federal Mutual Holding Company (the "MHC") have adopted a Plan of Conversion and Reorganization (the "Plan of Conversion"). Pursuant to the Plan of Conversion, the Bank will become a subsidiary of a newly formed stock holding company, Pocahontas Bancorp, Inc. (the "Company"). Additionally, the existing stockholders of the Bank (other than the MHC) will be issued shares of the Company's common stock in exchange for their shares of the Bank's common stock (the "Exchange"). The Exchange will result in those shareholders owning in the aggregate approximately the same percentage of the Company as they had owned in the Bank, subject to certain adjustments. In addition to the shares of Company common stock to be issued in the Exchange, the Company is also offering up to 2,875,000 shares of common stock to the MHC's members, the Bank's stockholders and members of the public (collectively, the "Conversion"). Consummation of the Plan of Conversion is subject to (i) the approval of the members of the MHC, (ii) the approval of the stockholders of the Bank and (iii) various regulatory approvals.

     As part of the Conversion, the Company is offering shares of its common stock in accordance with federal regulations. Because you had a deposit account with the Bank as of either September 30, 1996 or December 31, 1997 but closed the account prior to January 21, 1998, you are entitled to purchase the common stock being offered but may not vote on the Plan of Conversion. You may take advantage of your nontransferable right to purchase shares directly from the Company, without paying a commission or fee. We have enclosed a package of information, including a Prospectus, which will help you learn more about investing in the Company's common stock. Please read and review the materials carefully before making an investment decision.
 A properly executed Stock Order and Certification Form and payment must be received at the Stock Center or one of the branches of Pocahontas Federal by 12:00 noon, Central Time, on March __, 1998.

     If you have any questions about the Conversion, please call (   )    -
 or stop by the Stock Center in the Bank's executive offices located at 203 West Broadway in Pocahontas between ____ a.m. and ____ p.m., Central Time, Monday through Friday.

     Thank you for giving these matters your attention and timely consideration.

Sincerely,




Skip Martin
President and Chief Executive Officer



The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the Stock Order Form.

            (Prospective Investor Letter--Pocahontas Federal letterhead)
                                                                  _______, 1998

Dear Prospective Investor:

     We are pleased to announce that Pocahontas Federal Savings and Loan Association (the"Bank") and its mutual holding company, Pocahontas Federal Mutual Holding Company (the "MHC"), are converting and reorganizing into the stock holding company structure (the "Conversion"). In conjunction with the Conversion, Pocahontas Bancorp, Inc. (the "Company"), a proposed stock holding company for the Bank, is offering shares of common stock in Subscription, Public Stockholders and Community Offerings.

     We have enclosed the following materials that will help you learn more about investing in the Company's Common Stock. Please read and review the materials carefully before making an investment decision.

     PROSPECTUS: This document provides detailed information about the proposed stock offering and the Bank's operations.

     QUESTIONS AND ANSWERS: Key questions and answers about the stock offerings are found in this pamphlet.

     INVITATION: We are hosting an informational community meeting where you can learn more about the Conversion and Stock Offerings. Please call the Stock Center to reserve a seat.

     STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by properly executing and returning it with your payment in the enclosed business reply envelope. Stock Order and Certification Forms and payment must be received at the Stock Center or one of the branches of Pocahontas by 12:00 noon, Central Time, on March __, 1998.

     We invite you to become a stockholder of the Company. Through this offering, you have the opportunity to buy stock directly from the Company without paying a commission or fee.

     If you have any questions about the Conversion, please call (   )    -
 or stop by the Stock Center in the Bank's executive offices located at 203 West Broadway in Pocahontas between ____ a.m. and ____ p.m., Central Time, Monday through Friday.

     Thank you for giving these matters your attention and timely consideration.

Sincerely,




Skip Martin
President and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the Stock Order Form.

                       [Broker Dealer Letter--FBR Letterhead]





To Members, Friends, and Stockholders of Guaranty Federal Savings Bank:

     Friedman, Billings, Ramsey & Co., Inc., a member of the National Association of Securities Dealers, Inc. ("NASD"), is assisting Pocahontas Federal Savings and Loan Association (the "Bank") and Pocahontas Federal Mutual Holding Company with their conversion and reorganization into the stock holding company structure and Pocahontas Bancorp, Inc. (the "Company") with its concurrent offerings of shares of common stock.

     At the request of the Company, we are enclosing materials explaining this process and your opportunity to invest in shares of the Company's Common Stock being offered to customers, stockholders and certain members of the community through March __, 1998. Please read the enclosed offering materials carefully. The Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

     If you have any questions about the Conversion, please call (   )    -
 or stop by the Stock Center in the Bank's executive offices located at 203 West Broadway in Pocahontas between ____ a.m. and ____ p.m., Central Time, Monday through Friday.



                                       Very truly yours,



                                       Friedman, Billings, Ramsey & Co., Inc.



The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the Stock Order Form.

              (Stockholder Letter--STREET HOLDERS#1--PFSL letterhead)

                                                           ______________, 1998

Dear Stockholder:

     I am pleased to inform you that the Boards of Directors of Pocahontas Federal Savings and Loan Association (the "Bank") and Pocahontas Federal Mutual Holding Company (the "MHC") have adopted a Plan of Conversion and Reorganization (the "Plan of Conversion"). Pursuant to the Plan of Conversion, the Bank will become a subsidiary of a newly formed stock holding company, Pocahontas Bancorp, Inc. (the "Company"). Additionally, the existing stockholders of the Bank (other than the MHC) will be issued shares of the Company's common stock in exchange for their shares of the Bank's common stock (the "Exchange"). The Exchange will result in those shareholders owning in the aggregate approximately the same percentage of the Company as they had owned in the Bank, subject to certain adjustments. In addition to the shares of Company common stock to be issued in the Exchange, the Company is also offering up to 2,875,000 shares of common stock to the MHC's members, the Bank's stockholders and members of the public (collectively, the "Conversion"). Consummation of the Plan of Conversion is subject to (i) the approval of the members of the MHC, (ii) the approval of the stockholders of the Bank and (iii) various regulatory approvals.

     We are asking stockholders of the Bank as of January 21, 1998, the voting record date, to vote FOR the Plan of Conversion. If you and/or members of your family hold stock in different names, you may receive more than one proxy mailing. Please vote all proxy cards received and return them today in the enclosed postage-paid envelope. Your vote FOR the Plan of Conversion will not require you to buy any additional stock in the Conversion. A Proxy Statement relating to the Plan of Conversion is enclosed.

     We have enclosed the following materials that will help you learn more about investing in the Company's common stock. Please read and review the materials carefully before making an investment decision.

     PROSPECTUS: This document provides detailed information about the Bank's operations and the proposed stock offerings.

     QUESTIONS AND ANSWERS BROCHURE: Key questions and answers about the stock offerings are found in this pamphlet.

     INVITATION: We are hosting an informational community meeting where you can learn more about the Conversion and Stock Offerings. Please call the Stock Center to reserve a seat.

     We are inviting our customers, existing stockholders and the general public to become stockholders of the Company. Through this offering you have the opportunity to buy additional stock directly from the Company without paying a commission or fee. You may obtain a Stock Order Form and Certification Form by contacting the Bank.

     STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by properly executing and returning it with your payment in the enclosed business reply envelope. Stock Order and Certification Forms and payment must be received at the Stock Center or one of the branches of Pocahontas by 12:00 noon, Central Time, on March __, 1998.

     If you have any questions about the Conversion, please call (   )    -
 or stop by the Stock Center in the Bank's executive offices located at 203 West Broadway in Pocahontas between ____ a.m. and ____ p.m., Central Time, Monday through Friday.

     Thank you for giving these matters your attention and timely consideration.

Sincerely,


Skip Martin
President and Chief Executive Officer


The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the Stock Order Form.

               (Stockholder Letter--REGISTERED HOLDERS--PFSL letterhead)

                                                           ______________, 1998
Dear Stockholder:

     I am pleased to inform you that the Boards of Directors of Pocahontas Federal Savings and Loan Association (the "Bank") and Pocahontas Federal Mutual Holding Company (the "MHC") have adopted a Plan of Conversion and Reorganization (the "Plan of Conversion"). Pursuant to the Plan of Conversion, the Bank will become a subsidiary of a newly formed stock holding company, Pocahontas Bancorp, Inc. (the "Company"). Additionally, the existing stockholders of the Bank (other than the MHC) will be issued shares of the Company's common stock in exchange for their shares of the Bank's common stock (the "Exchange"). The Exchange will result in those shareholders owning in the aggregate approximately the same percentage of the Company as they had owned in the Bank, subject to certain adjustments. In addition to the shares of Company common stock to be issued in the Exchange, the Company is also offering up to 2,875,000 shares of common stock to the MHC's members, the Bank's stockholders and members of the public (collectively, the "Conversion"). Consummation of the Plan of Conversion is subject to (i) the approval of the members of the MHC, (ii) the approval of the stockholders of the Bank and (iii) various regulatory approvals.

    We are asking stockholders of the Bank as of January 21, 1998, the voting record date, to vote FOR the Plan of Conversion. If you and/or members of your family hold stock in different names, you may receive more than one proxy mailing. Please vote all proxy cards received and return them today in the enclosed postage-paid envelope. Your vote FOR the Plan of Conversion will not require you to buy any additional stock in the Conversion. A Proxy Statement relating to the Plan of Conversion is enclosed.

    We have enclosed the following materials that will help you learn more about investing in the Company's Common Stock. Please read and review the materials carefully before making an investment decision.

    PROSPECTUS: This document provides detailed information about the Bank's operations and the proposed stock offerings.

    QUESTIONS AND ANSWERS BROCHURE: Key questions and answers about the stock offerings are found in this pamphlet.

    INVITATION: We are hosting an informational community meeting where you can learn more about the Conversion and Stock Offerings. Please call the Stock Center to reserve a seat.

    STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by properly executing and returning it with your payment in the enclosed business reply envelope. Stock Order and Certification Forms and payment must be received at the Stock Center or one of the branches of Pocahontas by 12:00 noon, Central Time, on March __, 1998.

    We are inviting our customers, existing stockholders and the general public to become stockholders of the Company. Through this offering you have the opportunity to buy additional stock directly from the Company without paying a commission or fee.

    If you have any questions about the Conversion, please call ( ) - or stop by the Stock Center in the Bank's executive offices located at 203 West Broadway in Pocahontas between ____ a.m. and ____ p.m., Central Time, Monday through Friday.

    Thank you for giving these matters your attention and timely consideration.

Sincerely,



Skip Martin
President and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the Stock Order Form.

             (Stockholder Letter--NoBo's--2nd mailing--PFSL Letterhead)

                                                           ______________, 1998


Dear Stockholder:

     Under separate cover on this date, we forwarded to you information regarding the Plan of Conversion of Pocahontas Federal Mutual Holding Company (the "MHC") and Plan of Reorganization between the MHC and Pocahontas Federal Savings and Loan Association (the "Bank") and the offering of Common Stock by the newly formed stock holding company, Pocahontas Bancorp, Inc. (the "Company").

     As a result of certain requirements, we could not forward a Stock Order and Certification Form with the other packet of materials. They are enclosed herein, along with a Prospectus.

     A properly executed Stock Order and Certification Form and payment must be received at the Stock Center or one of the branches of Pocahontas by 12:00 noon, Central Time, on March __, 1998.

     If you have any questions about the Conversion, please call (   )    -
 or stop by the Stock Center in the Bank's executive offices located at 203 West Broadway in Pocahontas between ____ a.m. and ____ p.m., Central Time, Monday through Friday.

Sincerely,



Skip Martin
President and Chief Executive Officer



The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the Stock Order Form.

(Dear Member "Dark Blue Sky" & Foreign Accounts--PFSL letterhead)

                                                           ______________, 1998


Dear Member:

     We are pleased to announce that Pocahontas Federal Savings and Loan Association (the"Bank") and its mutual holding company, Pocahontas Federal Mutual Holding Company (the "MHC"), are converting and reorganizing into the stock holding company structure (the "Conversion"). In conjunction with the Conversion, Pocahontas Bancorp, Inc. (the "Company"), a proposed stock holding company for the Bank, is offering shares of common stock in Subscription, Public Stockholders and Community Offerings.

     Unfortunately, the Company is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical, for reasons of cost or otherwise. Accordingly, this letter should not be considered an offer to sell or a solicitation of an offer to buy the common stock of the Company.

     However, as a member of the Bank, you have the right to vote on the Plan of Conversion at the Special Meeting of Members to be held on March __, 1998. Therefore, enclosed is a proxy card, a Proxy Statement (which includes the Notice of the Special Meeting), a Prospectus (which contains information incorporated into the Proxy Statement) and a return envelope for your proxy card.

     If you have any questions about the Conversion, please call (   )    -
 or stop by the Stock Center in the Bank's executive offices located at 203 West Broadway in Pocahontas between ____ a.m. and ____ p.m., Central Time, Monday through Friday.

Thank you for giving these matters your attention and timely consideration.

Sincerely,




Skip Martin
President and Chief Executive Officer



The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the Stock Order Form.

                                     PROXY GRAM

We recently forwarded to you information advising that the Boards of Directors of Pocahontas Federal Savings and Loan Association and Pocahontas Federal Mutual Holding Company had received regulatory approval to reorganize into the stock holding company form of ownership.

Your vote on our Plan of Conversion and Reorganization has not yet been received. Failure to Vote has the Same Effect as Voting Against the Plan.

Your vote is important to us, and we, therefore, are requesting that you sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

Voting for the Plan does not obligate you to purchase stock; approval of the Plan will not affect the terms or insurance of your accounts at Pocahontas Federal.

The Boards of Directors unanimously recommends that you vote "FOR" the Plan

POCAHONTAS FEDERAL SAVINGS AND LOAN ASSOCIATION and POCAHONTAS FEDERAL MUTUAL HOLDING COMPANY

Skip Martin
President and Chief Executive Officer

If you mailed the proxy, please accept our thanks and disregard this request.
For further information call  our Stock Center at (___)    -    .

The common stock is not a deposit or account and is not federally insured or guaranteed. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus accompanied by the Stock Order Form.

Meeting Invitation

                              POCAHONTAS BANCORP, INC.


                 You Are Cordially Invited To a Community Investor
                   Meeting & Reception to Learn About the Plan of
                   Conversion and Related Offerings of Pocahontas
                  Bancorp, Inc. (a newly formed holding company for
                   Pocahontas Federal Savings and Loan Association)
                                    common stock.

                                       TBD DATE
                                       TBD PLACE
                                       TBD TIME

   Senior executives of Pocahontas Federal Savings and Loan Association will present information and answer your questions about Pocahontas Federal's Plan of Conversion and Reorganization and related Stock Offerings. You will also be presented with information about Pocahontas Federal's business focus and results of operations.

                                  Seating is Limited

                Please call the Stock Center to make your reservation.
                                    (   )    -



This invitation is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus accompanied by the Stock Order Form. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

                                       STOCK

                                     OFFERINGS

                                     QUESTIONS

                                        and

                                      ANSWERS






                                     Pocahontas
                                    Bancorp, Inc.

STOCK OFFERINGS
QUESTIONS & ANSWERS

Facts about the Plan of Conversion and Reorganization

The Boards of Directors of Pocahontas Federal Savings and Loan Association ("Pocahontas Federal" or the "Bank") and Pocahontas Mutual Holding Company (the "MHC") unanimously adopted a Plan of Conversion and Reorganization (the "Plan") to convert from a mutual holding company structure to a newly formed Delaware stock holding company, Pocahontas Bancorp, Inc. (the "Company"). We refer to this as the "Conversion."

This brochure answers some of the most frequently asked questions about the Conversion and about your opportunity to invest in Pocahontas Bancorp, Inc.

Investment in the common stock of the Company involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying Prospectus, especially the discussion under the heading "Risk Factors."

Why are the Bank and the MHC converting to the stock holding company structure?

The stock holding company form of ownership is used by most business corporations and an increasing number of banks and savings institutions. Through the sale of the stock, the Company will raise additional capital enabling it to:

- Purchase all the capital stock of the Bank, contributing a portion of the proceeds raised from the sale of the Company's common stock to the Bank. The Bank, in turn, will utilize these funds to support and broaden its range of its products and services offered; and

- Allow customers of the Bank and friends to subscribe to purchase stock and share in the Company and the Bank's future.


Will the Conversion affect any of my deposit account(s) or loan(s)?

No. The Conversion will have no effect on the balance or terms of any deposit account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. Your deposit account will not be converted to stock. The common stock purchased from the Company, however, cannot and will not be insured by the FDIC or any other governmental agency.

Who is eligible to purchase stock in the offerings?

Depositors and borrowers of Pocahontas Federal as of certain dates, the Company's Employee Stock Ownership Plan, the Bancorp's public stockholders, and members of the general public.

How many shares of stock are being offered and at what price?

The Company is offering up to 2,875,000 shares of common stock at a price of $10.00 per share through the Prospectus. Shares held by Bancorp stockholders will also be exchanged for shares of common stock in the Company.

I am an existing Bancorp stockholder.  How will my shares be exchanged?

Each share of Bancorp common stock will automatically be converted into shares of the Company's common stock according to a ratio that will result in you retaining nearly the same aggregate percentage ownership in the Company's common stock after the Conversion. This percentage will be adjusted downward pursuant to the Office of Thrift Supervision's policy to reflect assets contributed to the Bancorp by the MHC. Depending on the amount of the Company's common stock sold in the Offering, an Exchange Ratio ranging from approximately 2.46 to 3.33 (up to 3.83 at the adjusted maximum number of shares sold) Exchange Shares of the Company's common stock will be exchanged for each share of Bancorp common stock. The Exchange Agent will provide each stockholder of record a letter of transmittal with instructions for the exchange of shares.

Holders of Bancorp Common Stock should not forward shares to the Bank or Exchange Agent until they have received instructions from the Exchange Agent.

How much stock may I buy?

The minimum order is 25 shares. The maximum purchase limit for any person (or persons on a single account) is $150,000 and for associates of or persons acting in concert the maximum purchase limitation is $300,000.

The maximum purchase for any person or associates of or persons acting in concert when combined with Exchange Shares shall not exceed 5% of the Shares sold in the Offering.

Do Bank members have to buy stock?

No. The Conversion, however, will allow the Bank's depositors and borrowers an opportunity to subscribe to buy stock and become initial stockholders of the holding company for the bank with which they do business.

How do I order stock?

You must complete the Stock Order and Certification Form. Be sure to follow the instructions for completing the Stock Order and Certification. Your order must be received at the Stock Center or at one of the branches of Pocahontas Federal by 12:00 noon, Central Time, on ___________, 1998.

If I place an order for stock, am I guaranteed to receive that stock?

No. Placing an order for stock does not guarantee that you will receive any or all of your order. Orders are filled on a priority basis. For detailed information on the preference categories, refer to the Conversion and Reorganization section of the Prospectus.

How do I pay for my shares of stock?

You must pay for stock by check, cash (if delivered in person) or money order. Interest will be paid by the Bank on these funds at the passbook rate from the day the funds are received until the completion or termination of the Conversion.

You may also authorize us to withdraw funds from your Pocahontas Federal deposit account or certificate of deposit for the amount of funds you specify for payment.

Note: You will not have access to these funds from the day we receive your order until the completion or termination of the Conversion.

Can I purchase shares using funds in my Pocahontas Federal IRA account?

Federal regulations do not permit the purchase of conversion stock in your existing Pocahontas Federal IRA account. To accommodate our IRA depositors, we have made arrangements to have funds transferred into self-directed IRA accounts with a third party broker-dealer to allow for such purchases.
Please call our Stock Center as soon as possible at (   )    -     for
additional information.

Will the stock be insured?

No. Like any other common stock, the Company's common stock will not be insured by the Federal Deposit Insurance Corporation, the Bank Insurance
Fund, the Savings Association Insurance Fund or any other governmental agency.

Will dividends be paid on the stock?

The Board of Directors of the Company intends to declare cash dividends on the common stock commencing with the first quarter following the consummation of the Conversion. It is expected that the annual dividend will be $0.27 per share if the maximum as adjusted number of shares are sold in the conversion.
 However, there can be no assurance that such dividends will not be reduced or eliminated in the future.

How will the stock be traded?

The Company's common stock will trade on the Nasdaq National Market under the symbol "PFSL". However, no assurances can be given that an active and liquid market will develop.

Do I pay a commission?

No. You will not be charged a commission or fee on the purchase of shares in the Offering.

Should I vote in favor of the Plan of Conversion?

Yes. The Boards of Directors of the Bank and MHC recommend that you vote in favor of the plan of conversion. Your "FOR" vote is very important!

Why did I get several proxy cards?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!


How many votes do I have?

Your proxy card(s) show the number of votes you have. Every depositor entitled to vote may cast one vote for each $100, or fraction thereof, on deposit as of the voting record date up to $100,000.

May I vote in person at the Special Meeting?

Yes, but we would still like you to sign and mail your proxy card today. If you decide to revoke your proxy, you may do so by voting at the Special Meeting.

FOR ADDITIONAL INFORMATION YOU MAY CALL OUR STOCK CENTER AT (   )    -
between 9:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

The shares of common stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus accompanied by the Stock Order Form.

Meeting Invitation

                              Pocahontas Bancorp, Inc.


                 You Are Cordially Invited To a Community Investor
                   Meeting & Reception to Learn About the Plan of
                   Conversion and Related Offerings of Pocahontas
                  Bancorp, Inc. (a newly formed holding company for
                   Pocahontas Federal Savings and Loan Association)
                                    common stock.

                                       TBD DATE
                                       TBD PLACE
                                       TBD TIME

  Senior executives of Pocahontas Federal Savings and Loan Association will present information and answer your questions about Pocahontas Federal's Plan of Conversion and Reorganization and related Stock Offerings. You will also be presented with information about Pocahontas Federal's business focus and results of operations.

                                  Seating is Limited

                Please call the Stock Center to make your reservation.
                                    (   )    -



This invitation is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus accompanied by the Stock Order Form. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

Ads will run two times in each county.  Ad will be 6 7/16 X 10(3x10)





                              Pocahontas Bancorp, Inc.


 Pocahontas Bancorp, Inc., a newly formed holding company for Pocahontas Federal
    Savings and Loan Association, is offering up to 2,875,000 shares of common stock.


YOU ARE INVITED...

                   to a Community Investor Meeting and Reception

Senior executives of Pocahontas Federal Savings and Loan Association are hosting Community Investor Meetings. In addition to learning details about the stock offering, you'll be presented with information about Pocahontas Federal Savings and Loan Association's business focus and results of operations.

                                      TBD DATE
                                      TBD PLACE
                                      TBD TIME

To receive a copy of the Prospectus or to make a reservation to attend one of
the meetings, please call the Stock Center at (   )    -     from ____ a.m.
to ____ p.m., Central Time, Monday through Friday.




This invitation is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus accompanied by the Stock Order Form. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency.

                          Pocahontas Federal Savings
                              and Loan Association



                               Employee Training
                               February 12, 1997

[LOGO]

                                Dave Neiswander
                    Friedman, Billings, Ramsey & Co., Inc.

[LOGO]


The following presentation concerns an offering of common stock. As part of the presentation, comparisons have been made with that of other financial institutions. This information is from public sources that we believe to be the most accurate and reliable, but can make no representations or warranties as such.

The shares of common stock being offered are not savings accounts or deposits and are not insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus accompanied by the order form.

Prospective investors are urged not to rely solely on this presentation, but to examine the Prospectus carefully.

[LOGO]

Purpose: To provide information on the Conversion and Reorganization of Pocahontas Federal Savings and Loan Association and Pocahontas Federal Mutual Holding Company and explain the stock offerings for Pocahontas Bancorp, Inc., the newly formed stock holding company for Pocahontas Federal Savings and Loan Association.

Agenda:     Overview

            Pocahontas Federal Savings

            The Stock Offering

            Questions and Answers

[LOGO]

                                   Overview

[LOGO]                                                                 Overview


                                   Timeline

Apr 1995    Initial MHC Reorganization

Oct 1997    Board Adopted Plan of Conversion

Dec 1997    Plan Filed With the OTS and SEC

Feb 1998    OTS and SEC Approve the Plan

            Mail Offering Materials to Members

            Offerings Commence

Mar 1998    Offerings End

            Special Meeting of Members

            Close and Trade

[LOGO]                                                                 Overview


                       Before the Mutual Holding Company



         Members    Mutual Ownership    Pocahontas Federal Savings

[LOGO]                                                                 Overview


                     After Initial Reorganization & MHC Offering


                                Pocahontas Federal
                                Mutual Holding Co.

         Mutual Ownership


    Members                     Majority Ownership             New Stockholders
                                      52.8%

                                                    Minority Ownership
                                                    47.2%



                                   Pocahontas
                                 Federal Savings

[LOGO]                                                                 Overview


                               After Full Conversion


                                     Pocahontas
                                    Bancorp, Inc.


          47.16%                                                  52.84%

         Original                                                   New
       Stockholders                                             Stockholders


                                   100% Ownership



                                    Pocahontas Federal
                               Savings and Loan Association

[LOGO]                                                                 Overview


                        Pocahontas Federal Savings is converting to full stock ownership for the following reasons:


              - Legislative Uncertainty Regarding MHC

              - Increase Capital

              - Access to Capital Markets

              - Increase in Shares Outstanding

              - Acquisition Possibilities

[LOGO]


                                 Pocahontas Federal

                            Savings and Loan Association

[LOGO]                                               Pocahontas Federal Savings

                               Financial Highlights


                   - Traditional Lending and Investment Activities

                   - High Asset Quality

                   - Stable Earnings

                   - Capital Strength

[LOGO]                                               Pocahontas Federal Savings

                               Pocahontas Federal
                           Savings and Loan Association

                             As of September 30, 1997

                     Total Assets                    $383.4 million

                     Total Liabilities               $359.2 million

                     Existing Capital                $ 24.2 million

[LOGO]                                               Pocahontas Federal Savings


                                        Total Deposits
                                 as of September 30, 1997


                                          [GRAPHIC]

[LOGO]                                               Pocahontas Federal Savings

                                      Loan Portfolio
                                 as of September 30, 1997



                                        [GRAPHIC]

[LOGO]                                               Pocahontas Federal Savings

                                        Net Income

                             For the Years Ended September 30
                                       (In Thousands)


                                         [GRAPHIC]

[LOGO]                                               Pocahontas Federal Savings

                                 Strong Asset Quality
                  (non-performing assets as a percentage of total assets)



                                        [GRAPHIC]

[LOGO]                                               Pocahontas Federal Savings


                        We are even stronger after the offering
                         (In millions at September 30, 1997)



                                       [GRAPHIC]

[LOGO]

                                    The Stock Offering

[LOGO]                                                       The Stock Offering

                                 Pocahontas Bancorp, Inc.

- New Shares Offered:        Up to 2,875,000 shares of common stock (max)

- Exchange Shares:           Up to 2,566,413 Exchange Shares

- Price:                     $10.00 per share

- Maximum Purchase:          $150,000 per person (or persons on a single
                             account);$300,000 together with associates or persons acting in concert; Including Exchange
                             Shares, no person together with associates or persons acting in concert will own more than 5% of the shares sold

- Minimum Purchase:          25 shares

[LOGO]                                                       The Stock Offering

                        Pocahontas Federal Savings is valued
                            by an Independent Appraiser


                                      [GRAPHIC]

                              Appraisal = $47,316,638

[LOGO]                                                       The Stock Offering

                               After Full Conversion


            47.16%                    Pocahontas                   52.84%
                                     Bancorp, Inc.

           Original                                                   New
         Stockholders                                             Stockholders

                                     100% Ownership



                                  Pocahontas Federal
                            Savings and Loan Association

[LOGO]                                                       The Stock Offering

                          The new Stockholders will be purchasing
                            52.84% of Pocahontas Bancorp, Inc.


          Valuation                                               $47,316,630

          New Shareholders                                              52.84%

          Midpoint of Offering                                    $25,000,000

[LOGO]                                                       The Stock Offering

                         An offering range of 15% below and
                         15% above the Appraisal is required


          Minimum                                                 $21,250,000

          Midpoint                                                $25,000,000

          Maximum                                                 $28,750,000

          Maximum, as adjusted                                    $33,062,500

[LOGO]                                                       The Stock Offering

                   An Exchange Ratio will be determined
                   based upon where the Offering closes



                          Conversion Stock                      Total Shares
                           to be Issued       Exchange Shares    of Common
                           ------------       ---------------   Stock to be   Exchange
                         Amount    Percent   Amount     Percent Outstanding     Ratio
                       ---------   -------   --------   ------  -----------   ---------
Minimum                2,125,000   52.84%   1,896,914   47.16%   3,998,709      2.4638

Midpoint               2,500,000   52.84%   2,231,663   47.16%   4,704,364      2.8983

Maximum                2,875,000   52.84%   2,566,413   47.16%   5,410,019      3.3333

Maximum, as adjusted   3,306,250   52.84%   2,951,375   47.16%   6,221,522      3.8333


[LOGO]                                                       The Stock Offering

                         Subscription and Community Offering

- Eligible Account Holders: September 30, 1996

- KSOP (401(k) savings and ESOP)

- Supplemental Eligible Account Holders: December 31, 1997

- Other Members: Depositors and certain borrowers as of
                 January 21, 1998

- Public Stockholders: Minority Stockholders of Pocahontas
                       Federal Savings as of January___, 1998

- General Public: Preference is first given to persons in the local community

[LOGO]                                                       The Stock Offering

               The stock center is staffed with FBR Professionals
                   and is the Conversion headquarters


                  [GRAPHIC]                            Stock Center
                                                    203 West Broadway
                                                Pocahontas, Arkansas 72455
                                                    (870)    -

[LOGO]                                                       The Stock Offering

                 Some risks involved with the stock include:

- Vulnerability to changes in interest rates

- Risks associated with potential acquisitions

- Risks related to commercial real estate and business loans

- Geographical concentration of loans

- Certain anti-takeover provisions

- Regulatory oversight and legislation

Additional risk factors are outlined in the Prospectus.

Shares of Common Stock are not insured!

[LOGO]                                                       The Stock Offering

                       Some investment highlights include:


- Existing capital base

- Earnings

- Performance of MHC second steps

- Dividends

- No commissions

[LOGO]                                                       The Stock Offering

                                Pro Forma Equity

                           As of September 30, 1997


              Historical Equity:                                 $24,707

              Gross Proceeds*:                                    28,750

                Less Expenses:                                      (687)

                Less KSOP and 1998 Recognition Plan:              (3,450)
                                                              -----------
              Pro Forma Stockholders' Equity:                    $49,320

              Number of Shares (including Exchange Shares):   5,441,413

              Equity Per Share (Book Value per Share):             $9.06

              Offering Price Per Share:                           $10.00

              Book Value as Percent of Offering Price*:           110.38%


Dollars in thousands except per share data
* Assumed at the Maximum of the Offering Range

[LOGO]                                                       The Stock Offering

                              Pro Forma Earnings

                       Year ended September 30, 1997


             Historical Earnings:                              $2,376

             Net Earnings on Proceeds:                            826

             Less KSOP & 1998 Recognition Plan:                  (284)
                                                            ----------
             Pro Forma Net Income:                             $2,918


             Number of Shares:                              5,234,413

             Net Income Per Share:                              $0.55

             Offering Price Per Share:                         $10.00

             Price Earnings Ratio*:                            18.05x


Dollars in thousands except per share data.
* Assumed at Maximum of the Offering Range

[LOGO]                                                       The Stock Offering


                   Pocahontas Federal Bancorp, Inc. is priced at a
                       discount when compared with the market:

                                     Price/Book      P/E
                                     ----------     -----

Pocahontas Bancorp, Inc.*               110%        18.1x

Midwest Thrift Median(1)                161%        20.6x

National Thrift Median(1)               162%        20.6x


* Assumed at the Maximum of the Offering Range
(1)Medians from January 1998, SNL ThriftInvestor.

[LOGO]                                                       The Stock Offering


                      MHC Second Steps Have Performed Well


                                               Second Step        1/15/98      Price
Holding Company Name            State   Ticker   Closing   Price   Price   Appreciation
--------------------            -----   ------   -------   -----   -----   ------------

First Colorado Bancorp, Inc.       CO    FFBA    Jan-96    $10.00   22.88      129%

Fidelity Financial of Ohio, Inc.   OH    FFOH    Mar-96    $10.00   16.63       66%

Jacksonville Bancorp, Inc.         TX    JXVL    Mar-96    $10.00   19.75       98%

North Central Bancshares, Inc.     LA    FFFD    Mar-96    $10.00   19.25       93%

Commonwealth Bancorp, Inc.         PA    CMSB    Jun-96    $10.00   19.31       93%

Kenwood Bancorp, Inc.              OH    KNWP    Jun-96    $10.00   12.50       25%

Cumberland Mountain Bancshares     KY    CMBN    Apr-97    $10.00   16.25       63%

Montgomery Financial Corp.         IN    MONT    Jul-97    $10.00   13.38       34%

Bayonne Bancshares, Inc.           NJ    FSNJ    Aug-97    $10.00   12.56       26%

Riverview Bancorp, Inc.            WA    RVSB    Sep-97    $10.00   15.63       56%

Equality Bancorp, Inc.             MO     EBI    Dec-97    $10.00   13.75       38%

Guaranty Federal Bancshares, Inc.  MO    GFED    Dec-97    $10.00   12.13       21%

                                                                    Average:    62%

[LOGO]                                                       The Stock Offering

                 Pocahontas Bancorp, Inc. intends to pay a
                  quarterly cash dividend commencing with
                the third quarter of the fiscal year in an
                   annual amount of approximately $0.27
                                per share.

[LOGO]                                                       The Stock Offering

                     When you purchase Pocahontas
                   Bancorp, Inc. common stock in the
                 Reorganization, you pay no commissions

[LOGO]                                                       The Stock Offering

                               Nasdaq Symbol

                                   "PFSL"

                                  [GRAPHIC]

[LOGO]                                                       The Stock Offering

                      To submit an order for stock:

- Properly completed Stock Order Form must be received at the Stock Center or a branch of Pocahontas Federal Savings by 12:00 noon, Central Standard Time, March __, 1998

- SIGN CERTIFICATION FORM

- Everyone may order now but members receive priority

- Payment must accompany order form.  You may pay by:

    1. Check (payable to Pocahontas Bancorp, Inc.)

    2. Withdrawal (waiving early withdrawal penalties)

    3. IRA Purchase (coordinate with Stock Center as soon as possible)

[LOGO]

                                   Your Role

[LOGO]                                                               Your Role


Do:

    - Be enthusiastic

    - Refer potential purchasers to the Stock Center

    - Ask Questions

    - Collect Proxies

[LOGO]                                                               Your Role

                         Pocahontas Federal Savings must
                       receive over 50% of the outstanding
                           votes in favor of the Plan

                    The Board of Directors recommends you vote
                                   FOR the Plan

[LOGO]                                                               Your Role


Don't:

    - Sell stock

    - Answer questions if you are unsure

    - Open mail addressed to the Stock Center

    - Deposit checks or place holds for stock purchase

[LOGO]                                                               Your Role


                          Tentative Schedule


         Feb              Offering Materials Mailed

         Mar              Community Meetings

         Mar              Community Meetings

         Mar              Offering Expires at Noon

         Mar              Special Meeting of Members & Stockholders

         Mar 31           Tentative Target for Closing of Offering and Trading

                             Pocahontas Federal Savings
                                and Loan Association


                                 Employee Training
                                 February __, 1997